EXHIBIT 4.4


          TERMS AND CONDITIONS OF THE NOKIA RESTRICTED SHARE PLAN 2007


1.    PURPOSE AND SCOPE OF THE PLAN

            The purpose of the Nokia Restricted Share Plan 2007 is to recruit, retain, reward and motivate selected key talent employees, employees with high potential, and critical employees. This Plan is also intended to promote share ownership of these key employees. To accomplish these objectives Nokia may grant eligible Nokia Group employees Nokia Shares under this Plan.

            The Plan may result to a grant of a maximum of 4 000 000 Restricted Shares. The Board determines the general guidelines under the Plan and approves the grants to eligible employees within its authorities. Grants of Restricted Shares under these terms and conditions may be made between January 1, 2007 and December 31, 2007, inclusive.

2.    DEFINITIONS

            BOARD: Board of Directors of Nokia Corporation.

            GRANT  AMOUNT:   The  number  of  Restricted  Shares  granted  to  a
            Participant.

            NOKIA: Nokia Corporation.

            PARTICIPANT: Employee of Nokia Group who has received a grant of Restricted Shares under the Plan.

            PLAN: Restricted Share Plan 2007 of Nokia.

            RESTRICTED SHARE/SHARES: The Grant Amount consists of Restricted Shares. Each Restricted Share represents a right to receive certain number of Shares or its cash equivalent upon settlement subject to the fulfillment of these terms and conditions and provided that no other restrictions related to these terms and conditions is applicable.

            RESTRICTION PERIOD: Period after which the Shares shall be settled to the Participant. The Restriction Period shall be no less than 3 years from the date when the Restricted Shares were granted to the Participant.

            SETTLEMENT DATE: A banking day in Helsinki,  Finland falling as soon
            as  practicable  after  the  end  of  the  Restriction   Period,  as
            determined by Nokia.



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            SHARE/SHARES:  Nokia ordinary  shares.  What is said about Shares in these terms and conditions, shall apply (as applicable) to the cash equivalent of the Shares used for settlement.

3.    GRANT OF RESTRICTED SHARES

            At grant, each Participant is offered a Grant Amount of Restricted Shares. Nokia will notify each Participant of the grant.

            As a precondition for a valid grant, the Participant may be required to give Nokia such authorizations and consents, as Nokia deems necessary in order to administer the Plan.

4.    RESTRICTION PERIOD

            The Shares shall be settled to the Participant after the end of the Restriction Period. The end of the Restriction Period shall be specified to the Participant in the grant communication.

            During the Restriction Period, the Participant does not have any legal ownership or any other rights relating to the Shares. The Participant shall not be entitled to any dividend or have any voting rights or any other rights as a shareholder to the Shares until and unless the Shares have been transferred to the Participant.

5.    SETTLEMENT

            On the Settlement Date Nokia will complete the settlement of the Shares by transferring the applicable number of Shares or their cash equivalent to the Participant's book-entry, brokerage or other bank account, provided that the Participant has complied with these terms and conditions and performed all the necessary actions to enable Nokia to instruct the settlement.

            Nokia may, at its sole discretion, use for the settlement of Shares one or more of the following: newly issued Shares, Nokia's own existing Shares (treasury Shares), Shares purchased from the open market, or, in lieu of Shares, cash settlement.

            The participants shall not be entitled to any dividend or have any voting rights or any other shareholder rights until and unless the Shares have been transferred to the Participant.

6.    CHANGES IN EMPLOYMENT

            If the employment of the Participant with Nokia Group terminates prior to the end of the Restriction Period by the reason of early retirement, retirement, permanent disability, (as defined by Nokia at its sole discretion), or death, the Participant retains the right to settlement. In case



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            of death  of the  Participant  prior  to the end of the  Restriction
            Period, Nokia has the right to settle the Restricted Shares at the Grant Amount prior to the end of the Restriction Period, within the timeframe and in the manner determined by the Board. If made, such special settlement will constitute full and final settlement of that Restricted Share grant.

            If the employment of the Participant terminates prior to the end of the Restriction Period by any other reason than those mentioned above, Nokia is entitled to redeem the Restricted Share grant from the Participant without consideration, in which case the Participant shall not be entitled to any settlement under the Plan.

            In cases of voluntary and/or statutory leave of absence of the Participant, Nokia has the right to defer the end of the Restriction Period or prorate the settlement of Restricted Shares.

7.    BREACH OF THE TERMS AND CONDITIONS

            The Participant shall comply with these terms and conditions, as well as any instructions given by Nokia regarding the Plan from time to time. If the Participant breaches these terms and conditions and/or any instructions given by Nokia, Nokia may at its discretion at any time prior to settlement rescind the grant of Restricted Shares.

8.    TERMS OF EMPLOYMENT

            The grant or settlement of Restricted Shares does not constitute a term or a condition of the Participant's employment contract with Nokia under applicable local laws. The Restricted Shares do not form a part of the Participant's salary or benefit of any kind.

9.    TAXES AND OTHER OBLIGATIONS

            The Participants are personally responsible for all taxes and social security charges associated with the Restricted Shares and Shares. This includes responsibility for any and all tax liabilities in multiple countries, if the Participant has resided in more than one country during the Restriction Period. The Participants are advised to consult their own financial and tax advisers (at their own expense) before accepting the grant in order to verify their tax position.

            The Participants are also responsible for any potential charges debited by financial institutions in connection with the settlement of the Restricted Shares or any subsequent transactions related to the Shares.

            Pursuant to applicable laws, Nokia is or may be required or may deem appropriate to withhold taxes, social security charges or fulfill employment related or other obligations upon the grant or settlement of


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            Restricted   Shares,   or  when  Shares  are   disposed  of  by  the
            Participants. Nokia shall have the right to determine how such collection, withholding or other measures will be arranged or carried out, including but not limited to a settlement of a net amount remaining after the completion of such measures or a potential sale of the Shares on behalf of the Participants for the completion of such measures.

10.   VALIDITY OF THESE TERMS AND CONDITIONS

            These terms and conditions shall become valid and effective upon the approval by the Board. The Board may at any time amend, modify or terminate these terms and conditions. The Board may make such a resolution in its absolute discretion at any time.

            Such action by the Board may also,  as in each case is determined by
            the  Board  affect  the  Restricted   Share  grants  that  are  then
            outstanding, but not settled.

11.   ADMINISTRATION

            The Plan shall be administered on behalf of Nokia by the Board. Nokia has the authority to interpret these terms and conditions, approve  such  other  rules  and  procedures  and  take  such  other
            measures,   as  it   deems   necessary   or   appropriate   for  the
            administration of the Plan. Such action may also affect the Restricted Share grants that are then outstanding, but not settled.

            Nokia has the right to determine the practical manner of administration and settlement of the Restricted Shares, including but not limited to the acquiring, issuance, sale, and transfer of the Shares or their cash equivalent to the Participant. Furthermore, Nokia has the right to require from the Participant the submission of such information or contribution that is necessary for the administration and settlement of the Restricted Share grants.

12.   GOVERNING LAW

            These terms and conditions are governed by Finnish laws. Disputes arising out of these terms and conditions shall be settled by arbitration in Helsinki, Finland, in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce.

13.   PROCESSING OF PERSONAL DATA

            Nokia has the right to transfer globally within Nokia Group and/or to an agent of Nokia Group any of the personal data required for the administration of the Plan and the settlement of the Restricted Share grants. The personal data may be administered and processed by either


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            Nokia or an agent authorized by Nokia in the future. The Participant is entitled to request access to data referring to the Participant's person, held by Nokia or its agent, and to request amendment or deletion of such data in accordance with applicable laws, statutes or regulations. In order to exercise these rights, the Participant must contact Nokia Group Legal department in Espoo, Finland.


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               SUPPLEMENT TO THE GRANT OF RESTRICTED SHARES UNDER
                   THE NOKIA RESTRICTED SHARE PLAN 2007 IN USA


               Amendments to the Nokia Restricted Share Plan 2007

            For purposes of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "CODE"), the Nokia Restricted Share Plan 2007 ("PLAN") is amended, effective as of January 25, 2007, by adding the following "Code Section 409A Schedule" to the Plan.

                          "Code Section 409A Schedule"

            Notwithstanding anything in the terms and conditions of the Plan ("PLAN RULES") to the contrary, effective as of January 25, 2007, the Plan Rules are amended as set forth in this Code Section 409A Schedule in order to avoid adverse or unintended tax consequences to Participants under Section 409A of the Code, and the applicable rules and regulations thereunder. The provisions of this Code Section 409A Schedule shall apply to grants that could potentially be subject to Section 409A of the Code and shall supersede the other Plan Rules to the extent necessary to eliminate inconsistencies between this Code Section 409A Schedule and such other Plan Rules.

            1. In cases of voluntary and/or statutory leave of absence of the Participant, the length of which exceeds the threshold determined for the relevant type of leave in the applicable HR policy at the time of the leave, the end of the Restriction Period will be delayed for six months.

            2. If a Participant's employment terminates prior to the end of the Restriction Period by reason of retirement, early retirement, or permanent disability, the Participant will retain the right to settlement the at the end of the Restriction Period. If a Participant's employment terminates due to death, Nokia will settle the Restricted Shares at the Grant Amount prior to the end of the Restriction Period, at the beginning of the next closest calendar quarter following the date on which Nokia HR has been informed of the Participant's death, or as soon as practicable thereafter.

            3. If any Plan Rule or grant document contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause any granted Restricted Shares to be subject to taxes, interest or penalties under Section 409A of the Code, Nokia may, in its sole discretion, modify the Plan Rules or grant documents to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest or penalties under
Section 409A of the Code, and (iii) maintain, to the maximum extent practicable, the original intent of the applicable Plan Rule or provision without contravening the provisions of Section 409A of the Code."

                                    * * * * *

            Except as set forth herein, the Nokia Restricted Share Plan 2007 remains in full force and effect.



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